Exhibit 5.1

Miguel J. Vega

+1 617 937 2319

mvega@cooley.com

May 11, 2018

Eloxx Pharmaceuticals, Inc.

950 Winter Street

Waltham, MA 02451

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Eloxx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 5,421,500 shares of the Company’s Common Stock, par value $0.01 per share, including (i) 5,000,000 shares of the Company’s Common Stock that were made available for awards under, and upon the effectiveness of, the Eloxx Pharmaceuticals, Inc. 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”), which became effective on April 20, 2018 plus (ii) 421,500 shares of the Company’s Common Stock that were available for grant under the Sevion Therapeutics, Inc. 2008 Incentive Compensation Plan (as Amended and Restated, effective December 15, 2014) and the Eloxx Pharmaceuticals Ltd. Share Ownership and Option Plan (2013) (the “Prior Plans”), which were automatically moved to the pool of shares available for awards under the 2018 Equity Incentive Plan, upon the effectiveness of such plan ((i) and (ii) collectively, the “2018 Plan Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus included therein, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Prior Plans and the 2018 Equity Incentive Plan and (d) the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, and the accuracy, completeness and authenticity of certificates of public officials. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2018 Plan Shares, when sold and issued in accordance with the 2018 Equity Incentive Plan, and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

Eloxx Pharmaceuticals, Inc. Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley LLP

By:	/s/ Miguel J. Vega
Miguel J. Vega

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM